EXHIBIT 115
                                                                     -----------

                                                                      4 May 2007

Pirelli & C. S.p.A.
Via Negri, 10
20123 Milano
To the attention of the Chairman, Dr. Marco Tronchetti Provera
--------------------------------------------------------------

Sintonia S.p.A.
Corso di Porta Vittoria, 16
20122 Milano
To the attention of the Chairman, Dr. Gilberto Benetton
-------------------------------------------------------

Sintonia S.A.
1, Place d'Armes
L-1136 Luxembourg
Luxembourg
To the attention of Mr. Gustave Stoffel, Director
-------------------------------------------------


Dear Sirs,

we have received your proposal concerning the execution of the "Stock Sale Purchase Agreement" for the acquisition of the entire share capital of Olimpia S.p.A., that we hereby transcribe duly signed for acceptance and initialized (together with the relevant Annexes) on each page:



                                                                  "28 April 2007

TELEFONICA S.A.
Gran Via n. 28
28013, Madrid, Spain
To the attention of Mr. Cesar Alierta
-------------------------------------

ASSICURAZIONI GENERALI S.p.A.
Piazza Duca degli Abruzzi n. 2
Trieste, Italy
To the attention of Mr. Giovanni Perissinotto
---------------------------------------------

SINTONIA S.A.
1, Place d'Armes
L-1136 Luxembourg
To the attention of Mr. Gustave Stoffel, Director
-------------------------------------------------

INTESA SANPAOLO S.p.A.
Piazza San Carlo n. 156
Torino, Italy
To the attention of Mr. Gaetano Micciche and Mr. Fabio Cane
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MEDIOBANCA S.p.A.
Piazzetta Cuccia n. 1
Milano, Italy
To the attention of Mr. Alberto Nagel and Mr. Renato Pagliaro
-------------------------------------------------------------


Dear Sirs,

Further to our discussions, we are pleased to confirm our undertaking to enter into the following:

                          STOCK SALE PURCHASE AGREEMENT
                          -----------------------------

This Stock Sale Purchase Agreement (this "AGREEMENT") is made by and between:

1. PIRELLI & C. S.P.A., a company limited by shares, incorporated under the laws of Italy, with its principal office at Via Negri, 10, 20123 Milan, registered at the Companies Register of Milan, No. 00860340157 ("PC")

and

2. SINTONIA S.P.A., a company limited by shares incorporated under the laws of Italy, with its principal office at Corso di Porta Vittoria, 16, 20122 Milano, and SINTONIA S.A., a company limited by shares incorporated under the laws of Luxembourg, with its principal office at 1, Place d'Armes, L-1136 Luxembourg, registered at the Companies Register of Luxembourg No. B-77504 (collectively "SINTONIA")

(to be collectively referred to hereinafter as the "SELLERS");

                                                              - on the one side-

                                       AND

in their quality of perspective Newco's shareholders:

3. TELEFONICA S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain, Registro Mercantil de Madrid, al tomo 208 de Sociedades, folio 1, hoja numero M-6.164, incripcion 946, tax code A-28/015865 ("TE");

4. ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy, tax code 00079760328 ("AG");

5. SINTONIA S.A., a Luxembourg company with registered office at 1, Place d'Armes, L-1136 Luxembourg, commercial register n. B77504 ("SI");

6. INTESA SANPAOLO S.p.A., an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy, tax code 10810700152 ( "IS");

7. MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy, tax code 00714490158 ("MB");


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(to be collectively referred to hereinafter as the "INVESTORS")

                                                           - on the other side -


The Sellers and the Investors shall be collectively referred to hereinafter as the "PARTIES" and individually all the Sellers - on the one side - and all the Investors - on the other side - a "PARTY".

                                    RECITALS
                                    --------

(A) The Sellers are the sole shareholders of Olimpia S.p.A ("OLIMPIA" or the "COMPANY"), a company limited by shares under the laws of Italy, with its corporate seat and principal place of business at Viale Sarca, 222, Milan, registered at the Companies' Register of Milan, No. 03232190961

(B) The Company has an authorized and issued share capital of Euro 4,630,233,510, divided by No. 4,630,233,510 ordinary shares (the "COMPANY SHARES"). In particular, PC is the owner of No. 3,704,186,808 Company Shares and Sintonia S.p.A. is the owner of No. 434,285,714 Company Shares and Sintonia S.A. is the owner of No. 491,760,988 Company Shares.

(C) The Company is the legitimate owner of 2,407,345,359 ordinary voting shares ("TI SHARES") of Telecom Italia S.p.A, an Italian limited by shares corporation listed under the laws of Italy, with its corporate seat and principal place of business at Piazza degli Affari, 2, Milan, ("TI").

(D) The Purchaser (as defined below) intends to purchase all and not less than all of the Company Shares representing the one-hundred percent (100%) of the authorized and issued share capital of the Company.

(E) The Sellers intend to sell the Company Shares and the Investors intend to designate a common corporate vehicle with registered office in Milan, wholly owned by the Investors (the "NEWCO") at Closing Date (as defined below), to purchase the Company Shares (the "DESIGNATION"). Newco share capital shall be in the percentages indicated in Annex (E).

(F) In this Agreement, the "PURCHASER" shall identify the Investors and, upon Designation, Newco, in any case with several and not joint responsibility of each of the Investors which will be pro-quota and, upon Designation jointly liable with Newco (as regards SI with exclusive reference to the acquisition of the relevant PC's stake), up to the relevant percentage of shareholding as provided for in Annex E.

NOW THEREFORE IN CONSIDERATION OF THE ABOVE IT IS HEREBY AGREED AS FOLLOWS:
---------------------------------------------------------------------------

            1.    PREMISES AND INTERPRETATION



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      1.1   The recitals shall constitute an essential and integral part of this
Agreement.

      1.2   In this Agreement, unless the context otherwise requires,

      (a) references to a Party shall include that Party's successors and permitted assigns;

      (B) references herein or in any other document to this Agreement shall be construed as references to this Agreement as amended, varied, supplemented, substituted or novated with the agreement of all the Parties.

            2.    SALE-PURCHASE AND TRANSFER OBLIGATIONS IN RELATION THERETO

      2.1 Upon the terms and subject to the conditions of this Agreement, the Sellers hereby agree to sell and transfer to the Purchaser and the Purchaser hereby agrees to purchase from the Sellers, the Company Shares, free and clear from any liens or third party rights of any nature attaching thereto.

      2.2 The Company Shares shall be purchased and sold with the right to receive any dividends which will be distributed by the Company after the Closing Date (as defined below), even if accrued prior to that date (i.e. "godimento regolare").

      2.3 The completion of the sale and purchase of the Company Shares is subject to the condition precedent of the antitrust approval of the EU Commission or any EU antitrust Authorities pursuant to the applicable legislation (the "EU APPROVAL/S"). The Parties shall cooperate in good faith to obtain the EU Approval/s. The Purchaser shall inform the Sellers of all the filings, notifications or other formalities made or to be made with respect to the transaction contemplated hereby with any antitrust or regulatory authorities within 30 days of the execution of this Agreement (the "FILINGS").

      The Parties agree that if within 180 days after the day of this Agreement:

                  (aa)  the EU Approval/s is not obtained; and/or

                  (bb) any competent regulatory authorities prohibits the completion of the acquisition by Newco and/or any of the Investors of the Company Shares and/or (directly or indirectly) of the TI Shares (the "ACQUISITION"); and/or

                  (cc) any competent regulatory authority or any antitrust authority (other than the EU Commission) in countries where TE and/or TI have substantial operations with which a Filing is made adopts a decision which makes the completion of the Acquisition (i.e. the Closing) subject to conditions and/or prescriptions which (i) must be satisfied prior to Closing and thus may not be satisfied after completion of the Acquisition; and (ii) are not capable of being satisfied, or complied with, solely


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                        through actions, measures, or decisions of TE and its
                        subsidiaries,

            then this Agreement shall terminate and cease to be effective among the Parties without any liability for any of the Parties, unless the Parties agree in writing to implement the Closing or to extend the aforesaid term.

            For the avoidance of doubt, if the conditions and/or prescriptions set out in a decision referred to in clause (cc) above to be satisfied prior to Closing are capable of being satisfied, or complied with, through actions, measures, or decisions of TE and its subsidiaries, and without a participation by TI and its subsidiaries, then this Agreement shall not terminate and the Purchaser shall be bound to proceed to Closing.

      2.4 Without prejudice to the actions provided and/or permitted by this Agreement, the Sellers undertake - also on behalf of the Company pursuant to Article 1381 of the Italian Civil Code - that, between the date of this Agreement and the Closing Date (as defined below),
            (I) the Seller shall keep the Purchaser fully and timely informed of any transactions or actions of the Sellers or the Company having significance for the purpose of this Agreement and (II) without the prior written consent of the Purchaser, which shall not be unreasonably denied or delayed:

            o the Sellers shall not enter into any agreement which may affect the full title or the transferability of the Company Shares and shall cause the Company not to enter into any agreement which may affect the full title or the transferability of the TI Shares (except that the Company shall comply with the obligations deriving from the financial arrangements existing on the date hereof to pledge additional TI Shares as collateral for the payment obligations under the relevant arrangements as specified in Annex 2.4, giving in any case prior information to the Purchaser);

            o     the by-laws of the Company will not be amended;

            o the Company shall not issue any share, quota, bonds or other securities or any rights relating thereto and shall not carry out any other extraordinary corporate transaction and shall not unwind nor amend to any extent the Equity Swap with Caboto;

            o the Company shall not pay any dividend or distribute any reserve or any other distributable asset;

            o the Company shall not sell, transfer, encumber or otherwise dispose, directly or indirectly of the TI Shares or assume obligations to do so (except that the Company shall comply with the obligations deriving from the financial arrangements existing on the date hereof, to pledge additional TI Shares as collateral for the payment obligations under the relevant arrangements, giving in any case prior information to the Purchaser, as well as with the obligations arising from the


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                  mandatory exchangeable notes issued by the Company in October
                  2001 and outstanding, as of December 31, 2006, in the amount of approximately euro 1.6 million);

            o the Company shall not execute any related party transaction except for those concerning administrative and legal services that fall in the ordinary course and are at market rates; and

            o in general, the Company shall conduct its business in the ordinary course, in a prudent manner and consistently with past practice, without entering into any agreement, or incurring any obligation, liability or indebtedness or taking any other action which may cause any of the representations or warranties of the Sellers contained in this Agreement to become untrue and incorrect in any material respect.

      2.5 The sale and purchase and transfer of the Company Shares from the Sellers to the Purchaser (the "CLOSING") shall take place within 15 days of all the Approval/s having been obtained, provided that, in the event that:

            - all the Approval/s have been obtained on a date earlier than 180 days after the date hereof, and

            - as of such date any antitrust or regulatory authority with which a Filing has been made and which has the power under applicable law to issue a decision on the transaction (a "REGULATORY DECISION") has not yet issued any such Regulatory Decision, the Purchaser shall be entitled to require by notice in writing to the Sellers that the Closing be postponed until the issuance of all the Regulatory Decisions, provided that if any Regulatory Decisions have not been issued within 180 days from the date of execution of this Agreement, the Closing shall take place anyway within 15 days of the expiration of such 180 day term. The date on which the Closing shall take place as determined in accordance with this
            Article 2.5 is hereinafter referred to as the "CLOSING DATE". The Closing shall take place at the office of Mediobanca located in Milan at Piazzetta Cuccia, 1.

      2.6 At Closing, the following actions shall occur which, regardless of their sequence, shall be deemed to be one and a single transaction and shall not affect and shall not have any novative effect (effetto novativo) on the rights and obligations of the Parties under this
            Agreement:

            - the Sellers shall deliver to the Purchaser a letter duly signed by the Company's legal representative indicating the Company's provisional net debt at Closing determined as indicated in Article 2.7 below (the "NET DEBT AT CLOSING"), after having anticipated such letter as per Clause 3.2 below;

            - subject to the confirmation by the bank designated by the Sellers that the Provisional Consideration (as defined below) has been delivered to the accounts of the Sellers, the Sellers shall endorse and deliver to the Purchaser the certificates representing the Company Shares in order to transfer full title in the Company Shares to the Purchaser and the Parties

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                  shall execute the tax transfer certificate (fissato bollato)
                  and the Purchaser shall provide all the amounts due;

            - the Purchaser shall deliver to the Sellers copy of the bank's wire message confirming the payment of the Provisional Consideration (as defined below);

            - the Sellers shall deliver to the Purchaser letters of resignation, duly signed, by the directors and, to the extent possible under applicable law, by the statutory auditors, of the Company confirming that said directors and statutory auditors shall expressly waive any possible claim against the Company deriving from their office;

            - the Sellers shall deliver to the Purchaser letters of resignation of the following directors of TI: Carlo Alessandro Puri Negri, Luciano Gobbi and Claudio De Conto;

            - the Sellers shall hold a validly convened or fully attended meeting of the shareholders of the Company in order to: (A) accept the resignations referred to above; (B) appoint the new directors and - to the extent possible under applicable law - statutory auditors indicated in writing by the Purchaser to the Sellers at least 2 (two) business days before the Closing Date (providing all the necessary information required by the applicable laws for their valid appointment); and (C) revoke any powers of attorney granted for the representation of the relevant Company;

            - the Sellers shall deliver to the Purchaser the books and records of the Company;

            - the Sellers and the Company shall terminate all the existing agreements between them, free of any charges for such termination or liabilities for the Company;

            - the Sellers, the Company and the relevant Investors shall terminate all existing shareholders agreements concerning the Company and TI, free of any charges or liabilities for the Company, the relevant Investors and the Sellers;

            - the Sellers shall deliver to the Purchaser the letter of termination of the agreement between the Company and Holinvest S.p.A. dated 12 July 2006 concerning certain obligations of Holinvest S.p.A. with respect to TI shares.

      2.7 The Net Debt at Closing shall be determined as per Annex 2.7 hereto, it being agreed and understood that all such items shall be determined as of the Closing Date based on the accounting principles applied consistently by the Company with reference to the 2006 financial statement of the Company (the "FINANCIAL STATEMENT"), attached hereto as Annex 2.8 and known by the Investors.

      2.8 The Parties agree and the Sellers undertake that all and any liabilities, costs, expenses and damages arising out of the tax claims indicated in the Financial Statement (the "TAX CLAIM") shall be borne, paid and completely taken care of by the Sellers which shall keep the Purchaser and the Company fully indemnified and harmless in respect thereof. In particular, the Sellers (I) shall be entitled to appoint the lawyers and tax counsels to defend the relevant case, and (II) shall be bound to anticipate to the Company and the Purchaser any amounts due and payable by them for any reason whatsoever in connection with the Tax Claim (including settlements and amnesties and - should the Sellers abstain to defend the case - the reasonable expenses of lawyers and tax advisors engaged by the Purchaser or the Company), and provided further that any refund finally and definitively obtained by the Company shall be refunded to the Sellers up to the amount already anticipated by them in accordance with this Clause 2.8.

      2.9 In addition, should a mandatory prepayment of the existing financial arrangements of the Company occur as a consequence of the acquisition of the Company Shares by the Purchaser - such prepayments, if any, to be made in accordance with the applicable provisions of the relevant arrangements - the Parties agree that the Sellers shall indemnify the Company of any breakage fee, penalty or other cost of any nature payable by the Company in connection with the pre-paid financings.

      2.10 As soon as practicable after the Closing, the Purchaser shall cause a board of directors and a general meeting of the Company to be convened, whereby all decisions and actions of all former directors and statutory auditors of the Company shall be approved, releasing them from any potential liability towards the Company or the Purchaser and waiving any claim or liability action which may be exercised against them.

      2.11 For the purposes of the obligations under this Agreement, it is understood and agreed that, the relevant Investors and the Sellers waive any right arising out of the existing shareholders agreements concerning the Company and TI to which such Investors are a party, which would result in conflict with this Agreement or the consummation by the Sellers of the transactions contemplated hereunder.


      3.    CONSIDERATION

      3.1 The consideration to be paid by the Purchaser in aggregate to the Sellers for the sale and purchase of the Company Shares shall be calculated multiplying the No. 2,407,345,359 TI Shares by EURO 2.82 per share less the Total Net Debt at Closing (the "CONSIDERATION"). For the purposes of this Agreement, "TOTAL NET DEBT AT CLOSING" means the Net Debt at Closing plus/minus the IRS Amount, as defined in Clause 3.2 below.

      3.2 With the sole purpose of determining the amounts to be paid at Closing by Purchaser to the Sellers, at least 8 days prior to Closing the Sellers shall deliver to the Purchaser a letter, prepared and signed also by the Sellers' legal representatives and chief financial officers, setting forth the reasonable estimate made by the Sellers of the Net Debt at Closing and the determination of the provisional Consideration (the "PROVISIONAL CONSIDERATION"). The Provisional Consideration shall be paid by the Purchaser to the Sellers in immediately available funds at the Closing as per Clause
            2.6 above. In particular the Purchaser shall pay 80% of the Consideration to PC and 20% of the Consideration to Sintonia (split in accordance with the respective percentages). Payment of the Consideration shall be made by wire transfer to the Sellers' account which shall be timely indicated by the Sellers to the Purchaser. Within the same 8 days period, the Parties shall fairly determine between them the amount of the Company's IRS Swap as at Closing (the "IRS AMOUNT"). If an agreement is reached on the IRS Amount on or before the Closing Date, then the IRS Amount shall be included in the determination of the Provisional Consideration. If no agreement is reached within the Closing Date, the IRS Amount will be determined mutatis mutandis in accordance with the procedure set out in Clauses 3.3 and 3.4.

      3.3 Within 45 business days of the Closing Date, the Purchaser shall deliver to the Sellers a certificate, with attached a balance sheet of the Company as at the Closing Date, setting forth the final determination made by the Purchaser of the Total Net Debt at Closing and the determination of the Consideration. The Parties agree that after the Closing, the Sellers and their representatives, auditors and other advisors shall be allowed by the Purchaser to have reasonable access to all books, records and working papers relating to the Company which are relevant for the purpose of determining the Total Net Debt at Closing; further, the Purchaser shall cooperate with the Sellers and their representatives and advisors by providing any reasonable information necessary for them to review the balance sheet of the Company and to review the Total Net Debt at Closing as determined by the Purchaser. If, within 20 business days of the delivery by the Purchaser of the certificate determining the Total Net Debt at Closing and the Consideration, the Sellers do not notify to the Purchaser their disagreement (which disagreement shall state a reasonably detailed summary of its reasons), then the determination of the Purchaser shall be final and binding on the Parties. In case of a disagreement, the Purchaser and the Sellers shall negotiate in good faith to resolve the matter. If the Parties are unable to reach an amicable settlement within 20 business days of the delivery of the notice of disagreement, any disagreement between the Parties will be submitted by the most diligent Party, as exclusive remedy, to Ernst &Young (the "INDEPENDENT ACCOUNTANT"). The Independent Accountant shall - within 20 business days of the date on which any matters have been submitted to it - (I) determine the Net Debt at Closing in accordance with Clause 2.7 above and the resulting Consideration; (II) justify its determination; and (III) act as an arbitratore pursuant to Article 1349 of the Italian Code (determinazione dell'oggetto), but excluding its mero arbitrio. The determination of the Independent Accountant shall be final and binding upon the Parties. The costs and expenses of the Independent Accountant shall be borne 50% by the Sellers and 50% by the Purchaser.

      3.4 Within 7 days from the determination of the Consideration having become final and binding in accordance with Clause 3.3, if the Provisional Consideration is greater than the Consideration so determined, then the Sellers shall pay pro quota to the Purchaser an amount equal to the difference; if, however, the Provisional Consideration is lower than the Consideration so determined, then the Purchaser shall pay pro quota to the Sellers an amount equal to the difference and shall pay or cause to be paid to the appropriate Parties and in the appropriate manner, any stamp, transfer or similar taxes or charges however levied on the transfer of the Company Shares in connection with such payment.

      3.5 Any transfer tax to be imposed by the Italian tax authority on the sale and transfer of the Company Shares hereunder, if any, shall be borne and paid by the Purchaser, and the Purchaser shall indemnify and hold the Sellers harmless from and against any such tax. Any fee due to the Notary or the intermediary agent for the transfer of the Company' shares shall be borne by the Purchaser.




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            4.    REPRESENTATIONS AND WARRANTIES

      4.1 The Sellers, each one severally and not jointly, represent and warrant to the Purchaser, as at the date of this Agreement and as at the Closing Date, that:

      (a) they have full corporate powers and authority to execute this Agreement and to perform their obligations there under and that they have taken all necessary corporate action to authorize the execution of this Agreement and the performance of their obligations thereunder; neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will result in violation of any undertaking or agreement to which the Sellers and/or the Company are parties;

      (b) the Company Shares are validly issued and fully owned by them and (except for the first refusal rights of certain Investors pursuant to the existing shareholders agreements concerning the Company and
            TI) are free and clear of any liens or third party rights of any nature and upon the Closing Date the Purchaser shall acquire good and valid title thereto, free and clear of any such liens, or third party rights of any nature; on the Closing Date there will be no securities or rights of any kind or nature (such as options, warrants, subscriptions rights) which may be converted into the share capital of the Company, nor any other right which may entitle any other person to enter into the share capital of the Company. No bonds (convertible or not convertible into the share capital of the Company) issued by the Company are currently issued and outstanding, except for the No. 703,000 notes mandatorily exchangeable into No. 331,502 TI shares, due October 2007, currently issued and outstanding;

      (c) Olimpia is the legitimate owner of all the TI Shares free and clear of any liens or third party rights of any nature, other than those pledged or granted as collateral to the Company's bank lenders as indicated in the 2006 financial statements (subject to any additional TI Shares pledged or granted as collateral in compliance with the obligations of the Company under the financial arrangements of the Company existing on the date hereof);

      (d) subject to the provisions of Clause 2.3, the execution and fulfillment of this Agreement by the Sellers do not constitute a breach of the by-laws of the Sellers, of any contractual obligation of the Sellers nor of any decision, injunction and order issued by any Authority against the Sellers which may affect the validity, enforceability and fulfillment of this Agreement;

      (e) in the period between December 31, 2006 and the date hereof, the Company has been managed in the ordinary course of business in compliance with the undertakings under Clause 2.4 above;



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



      (f) the Company's Equity Swap with UBM has been closed at an average price of Euro 2.3578 per TI Share; and

      (g) other than the liabilities referenced to in the Net Debt at Closing, the Company has no liabilities, actual or contingent, towards any third party arising out of agreements, actions or omissions of the Company up to the Closing Date.

      4.2 Each of the Investors and the Purchaser represents and warrants to the Sellers that:

      (a) they all have the corporate powers and authority to execute this Agreement and to perform their obligations hereunder and that they have taken all necessary corporate actions to authorize the execution of this Agreement and the performance of its obligations thereunder; neither the execution of this Agreement nor the consummation of the transaction contemplated hereby will result in violation of any undertaking or agreement to which the Investors and/or the Purchaser are parties; and

      (b) they have not engaged and shall not engage until the Closing Date on any action that would result in the obligation of any of the Company and/or the Sellers to launch a mandatory tender offer on TI shares, also jointly with any of the Investors or the Purchaser.


            5.    OBLIGATION TO INDEMNIFY

      5.1 The Party (the "INDEMNIFYING PARTY") whose representations and warranties prove to be untrue or incorrect shall have the obligation to indemnify the other Party (the "INDEMNIFIED PARTY") for any claims, judgements, orders, losses, damages, costs, charges and expenses suffered by such Indemnified Party deriving from the breach of any such representation and warranty. The indemnification obligation hereunder shall be the sole and exclusive remedy of the Parties for any breach of the provisions of this Agreement to the exclusion of any other right, remedy, claim or action, in contract or otherwise, that may be available under applicable laws. Without limitation of the above generality, the Parties acknowledge and agree in accordance with Article 1469 of the Italian Civil Code that the provisions of Articles 1467 and 1468 of the Italian Civil Code shall not apply to this Agreement.

      5.2 In no event shall a Party be liable to an Indemnified Party in respect of any actual or alleged breach of the representations and warranties which is notified to the Indemnifying Party later than 12 months after the Closing Date; except for any actual or alleged breach of the representations and warranties of the Sellers under
            (I) Clause 4.1(b) and (c) and (II) Clause 4.1(g) concerning any tax liability which is notified by the Purchaser no later than 30 business days after the expiration of the statute of limitation applicable to the events constituting the subject matter of the relevant tax liability.

            6.    NOTICES

      6.1 Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be (I) personally delivered, (II) transmitted by postage prepaid registered airmail or e-mail, or (III) transmitted by facsimile communication to the Parties as follows:

            If to the Sellers:

              Pirelli & C. S.p.A.
              Via Negri 10
              20123 Milano
              Attention: Dr. Marco Tronchetti Provera
              Facsimile: + 39 02 8535 4469

              Sintonia S.p.A.
              Corso di Porta Vittoria, 16
              20122 Milano
              Attention:Mr. Gilberto Benetton, and Mr. Gianni Mion
              Facsimile: + 39 02 54924200

              Sintonia S.A.
              Place d'Armes, 1
              L1136 Luxembourg
              Luxembourg
              Attention: Mr. Gustave Stoffel, Director
              Facsimile: + 352 26 266 256

              If to the Investors or the Purchaser, for the benefit of them all:

              MEDIOBANCA S.p.A.
              Piazzetta Cuccia n. 1
              20121 Milano
              Attention: Mr. Clemente Rebecchini and Ms. Cristiana Vibaldi
              Facsimile: + 39 02 8829 943
              E-mail: clemente.rebecchini@mediobanca.it,
                      cristiana.vibaldi@mediobanca.it


            or at such other address and telefax number as either Party may hereinafter furnish to the other Party by written notice, as herein provided.

      6.2 All notices and other communications shall be deemed to have been duly and validly given (I) in the case of any letter delivered personally, when received by the Party to whom it is addressed, (II) in the case of a facsimile communication the date of receipt of such communication, and (III) in the case of a letter sent by postage prepaid registered airmail, forty-eight (48) hours after mailing. Any letter sent by airmail or e-mail shall, as promptly as practicable, be confirmed by facsimile communication (but failure to send such a facsimile communication or non-receipt thereof by the addressee shall not impair or affect the effectiveness of notice so given by airmail or e-mail).


            7.    MISCELLANEOUS

      7.1 If a provision of this Agreement is or becomes unlawful, invalid or unenforceable in any jurisdiction, it shall not affect or impair the legality, validity or enforceability in such jurisdiction of any other provisions of this Agreement, nor shall it affect or impair the legality, validity or enforceability in any other jurisdiction of such provisions or any other provisions of this Agreement.

      7.2 Each notice or other communication required to be given under this Agreement shall be in the English language.

      7.3 Without prejudice to Clause 7.1 above, this Agreement may be amended only by a written document duly signed by the authorized representatives of each of the Parties.

      7.4 Neither the Sellers or the Purchaser have entered into any agreement nor have taken any action that might give rise to third-party rights or claims vis-a-vis them for the payment of commissions, other brokerage fees or payments in relation to the execution and performance of this Agreement.

      7.5 All obligations of the Sellers here under, including the obligations to sell and deliver the Company Shares and to indemnify the Purchaser pursuant to Clause 5, are several and not joint, and are undertaken by each of the Sellers proportionate to their respective interest in the share capital of the Company (i.e., 80% as for PC, and 20% as for Sintonia).

      7.6 This Agreement and all of the provisions hereof shall be binding upon each of the Parties and their respective successors. Without prejudice to the Designation, neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall have no effect.

      7.7 Except as otherwise mandatorily required under any laws or regulations, no publicity, release or announcement concerning the execution of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the prior written consent of the other Parties, provided that such consent or approval cannot be unreasonably withheld and that the Parties shall cooperate as to the timing and contents of any such press release or public announcement.


            8.    GOVERNING LAW AND JURISDICTION

      8.1 This Agreement shall be governed by and construed in accordance with Italian laws.

      8.2 Any and all disputes arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the courts of Italy and the exclusive competence of the Tribunal of Milan.


                                   ***** *****

If you are in agreement with the terms of this Agreement please return it to us together with its Annexes duly undersigned in sign of your acceptance.

With best regards,

Pirelli & C. S.p.A.

-----------------------------------

Sintonia S.p.A.

-----------------------------------

Sintonia S.A.
                                    "
-----------------------------------



For acceptance:

TELEFONICA S.A.                              ASSICURAZIONI GENERALI S.P.A.


-----------------------------------          -----------------------------------


INTESA SANPAOLO S.P.A.                                MEDIOBANCA S.P.A.


-----------------------------------          -----------------------------------


SINTONIA S.A.


-----------------------------------

-----------------------------------

                                     ANNEX E

                              NEWCO'S SHAREHOLDING


-------------------------------------------- -----------------------------------
    SHAREHOLDERS                                  SHARE CAPITALE PERCENTAGE
-------------------------------------------- -----------------------------------
    Telefonica S.A.                                         42,3%
-------------------------------------------- -----------------------------------
    Assicurazioni Generali S.p.A.                           28,0%
-------------------------------------------- -----------------------------------
    Sintonia S.A.                                            8,4%
-------------------------------------------- -----------------------------------
    Intesa Sanpaolo S.p.A.                                  10,6%
-------------------------------------------- -----------------------------------
    Mediobanca -                                            10,6%
    Banca di Credito Finanziario S.p.A.
-------------------------------------------- -----------------------------------

                                    ANNEX 2.4

                        [EXISTING FINANCIAL ARRANGEMENTS]

                                    ANNEX 2.7
                               Net Debt at Closing

1. "NET DEBT AT CLOSING" shall mean the net amount of the assets and liabilities of the Company below described, calculated as at the Closing Date, on the basis of the balance sheet of the Company prepared by the Purchaser as at the Closing Date and in accordance with the generally applicable Italian accounting principles as applied consistently by the Company with reference to the 2006 Financial Statement (the "CLOSING DATE BALANCE SHEET"), without any double counting.

2.    The Net Debt at Closing shall mean the sum of the following items:

      (i)   Deducting:

                  a) Any cash and cash equivalent at their fair market value, in the amount presented in the Closing Date Balance Sheet;
                  b) The amount of accounts receivable at their net realizable value, in the amount presented in the Closing Date Balance Sheet;
                  c) Accrued interest income, in the amount presented in the Closing Date Balance Sheet.


      (ii)  Adding:

                  a) The amount of accounts payable at their nominal value; in the amount presented in the Closing Date Balance Sheet
                  b) The amount of the "Prestito Obbligazionario Olimpia S.p.A. - 1.5% 2001-2007". This amount shall be calculated multiplying the number of shares by the "prezzo ufficiale" published by Borsa Italiana of the TI ordinary shares at the Closing Date plus the accrued interest payable in cash at maturity;
                  c) The principal value of bank borrowings, in the amount presented in the Closing Date Balance Sheet;
                  d) Accrued interest expenses in the amount presented in the Closing Date Balance Sheet;
                  e) Current tax payables, in the amount presented in the Closing Date Balance Sheet;
                  f) Any deferred payment obligations related to the equity derivatives on TI Shares calculated by Caboto on the basis of a price per TI Share equal to Euro 2.268, as resulting from the reference price (prezzo di riferimento) as of 27 April 2007, applying the same criteria utilized for the purpose of the calculation made as of 31 December 2006.
                  g) Any other liability resulting from the Closing Date Balance Sheet.

3. For the purpose of the Net Debt at Closing, no deferred tax effect on the above items shall be taken into account in the calculation.

4. Exclusively for the sake of clarity, an example of the Net Debt at Closing calculation based on the Financial Statement is attached hereto as
      Schedule 1.

                                    ANNEX 2.8

                          [COMPANY FINANCIAL STATEMENT]